Exhibit 10(c)


Summary of Amendments to the Executive Deferred Compensation Plan and the Directors' Deferred Fee Plan


        The Executive Deferred Compensation Plan and the Directors' Deferred Fee Plan were amended to provide that transfers shall automatically be processed from each participant's Accounts C and CC (representing an investment under those plans of common stock of 360 Communications Company, Inc.) into Accounts B and BB, respectively, as follows: one-quarter of the value of each participant's Account C and Account CC shall be transferred as of August 31, 1998; one-third of the remaining value of each participant's Account C and Account CC shall be transferred as of September 30, 1998, one-half of the remaining value of each participant's Account C and Account CC shall be transferred as of October 31, 1998, and the remaining value of each participant's Account C and Account CC shall be transferred as of November 30, 1998. As soon as practicable following November 30, 1998, Accounts C and CC shall be eliminated.